Filed pursuant to Rule 433
                                                            dated April 10, 2008
                                                                     Relating to
                          Preliminary Pricing Supplement dated April 10, 2008 to
                                     Prospectus Supplement dated May 4, 2007 and
                                                  Prospectus dated June 21, 2004
                                           Registration Statement No. 333-115100

 Pricing Term Sheet for 5.30% Secured Medium-Term Notes, Series E Notes due 2018

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                       Secured Medium-Term Notes, Series E

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Issuer: Public Service Electric and Gas Company

Trade Date: April 10, 2008

Original Issue Date/Settlement Date: April 17, 2008, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the notes on the date hereof or the next business day will be required, because the notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $400,000,000

Price to Public: 99.92% of Principal Amount, plus accrued interest from April 17, 2008 if settlement occurs after that date

Interest Rate: 5.30% per annum

Interest Payment Dates: May 1 and November 1, commencing November 1, 2008

Redemption: As specified in Preliminary Pricing Supplement dated April 10,
  2008. Make Whole to be determined at a discount rate equal to the Treasury Rate plus 30 basis points.

Maturity Date: May 1, 2018

CUSIP: 74456QAS5

Underwriters:
  BNP Paribas Securities Corp. ($133,334,000)
  Greenwich Capital Markets, Inc. ($133,333,000)
  Scotia Capital (USA) Inc. ($133,333,000)

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The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. at 1-800-854-5674, Greenwich Capital Markets, Inc. at 1-866-884-2071 or Scotia Capital (USA) Inc. at 1-800-372-3930.